                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

          ATMEL CORPORATION PRICES OFFERING OF ZERO COUPON CONVERTIBLE
                               SUBORDINATED NOTES

SAN JOSE, Calif.--(BUSINESS WIRE)--May 17, 2001--Atmel Corporation (Nasdaq:ATML
- news) announced today the pricing of its zero coupon convertible subordinated debentures due 2021 through a private offering to qualified institutional investors. The debentures are priced with a yield to maturity of 4 3/4 percent and have a conversion price of approximately $17.02. The gross proceeds to the Company from this offering will be $200 million (excluding the proceeds of an over-allotment option, if any). The closing of the offering is subject to customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made by means of a private offering memorandum. The securities to be offered are not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

         Contact:

            Atmel Corporation
            Donald Colvin, 408/436-4360